EXHIBIT 23.4

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the heading “Net Asset Value Calculation and Valuation Procedures” in the Registration Statement on Form S-11 filed on March 24, 2026 and related Prospectus of Cantor Fitzgerald Income Trust, Inc., for the registration of its Series A Cumulative Redeemable Preferred Stock.

/s/ Robert A. Stanger & Co., Inc.

March 24, 2026